February 2012

Dear Shareholder:

Enclosed is our earnings release for the fourth quarter of 2011. We had another profitable quarter that was an improvement over the prior three quarters of 2011.  We declared a quarterly dividend of $0.05 per share, payable February 15, 2012, to shareholders of record on February 8, 2012.

Throughout the year, we worked diligently to improve our credit quality and move troubled assets through the resolution pipeline to ultimate disposal from our balance sheet.

Overall, the resolution of foreclosed properties is beginning to pick up pace. During the fourth quarter, there were more buyers and investors who were interested in acquiring our foreclosed properties at prices that are more in line with our valuations. In fact, we sold three properties during the fourth quarter and have three more properties under contract for sale that are expected to close during the first quarter of 2012.  As we move into 2012, we anticipate continuing to fund our loan loss reserves at a relatively robust level to provide us with flexibility to dispose of our troubled assets quickly.

We are also experiencing an improved legal climate which helps us expedite the disposition of troubled assets, as the high volume on court dockets is moving more rapidly. On a related note, during the fourth quarter we hired onto our staff an experienced attorney (who actively practices law in PA, NJ and NY) to serve a dual role as our loan workout officer and as our internal general counsel.  In this role, he will be handling a variety of legal issues involving retail, consumer, commercial and real estate areas, all of which should significantly reduce our current outsourced legal expense.

Of particular significance, we were able to work through a complex legislative and regulatory process to convert the Bank’s charter to a Pennsylvania-chartered savings bank from our Federal savings bank charter.  Our charter conversion will significantly reduce regulatory and administrative costs, and better reflect the Bank’s community-based focus. Our conversion to a Pennsylvania-chartered savings bank was completed on January 30, 2012, following receipt of all regulatory approvals.

We are finalizing a new strategic plan that includes very realistic goals in view of likely future market conditions, competition and the overall economy. The plan includes a variety of new loan products to be introduced in 2012, all of which should better position us to enhance small business and commercial loan growth. Concurrently, we are enhancing our existing comprehensive and conservative loan and credit underwriting policies to support this anticipated growth and expansion.

On behalf of everyone here, thank you for your continued confidence and support.

Sincerely,

Kent C. Lufkin
President and Chief Executive Officer

3 PENNS TRAIL          NEWTOWN, PA  18940          215-579-4000

News Release

January 26, 2012	Contact: Dennis R. Stewart, EVP/CFO
FOR IMMEDIATE RELEASE	(215) 579-4000

TF Financial Corporation Reports 2011 Results and
Quarterly Cash Dividend

Newtown, Pennsylvania: TF Financial Corporation (NASDAQ – THRD) today reported net income of $3,929,000 ($1.45 per diluted share) for 2011, a 17.2% increase over $3,352,000 ($1.25 per diluted share) reported for 2010. Net income for the three month period ended December 31, 2011 advanced to $1,532,000 ($0.57 per diluted share) compared with $659,000 ($0.24 per diluted share) during the comparable period of 2010. The Company also announced that its Board of Directors declared a quarterly dividend of $0.05 per share, payable February 15, 2012 to shareholders of record on February 8, 2012.

“We made good progress with both our financial performance and improved asset quality during a tough year for community banks in our region and nationally. Our consistent underlying operating earnings throughout the year is reflected in four sequential quarter-over-quarter increases in net income during 2011. This exceeded our internal plan for both the full year and the final quarter. We were able to further strengthen our solid capital base, maintain an uninterrupted dividend payout, and improve the net interest margin to compare very favorably with our peers, while reducing both non-performing assets and non-performing loans, especially towards the end of the year,” said Kent C. Lufkin, President and Chief Executive Officer.

“We are seeing more favorable trends beginning to develop on the workouts of troubled loans, as well as in the sales and ultimate disposal of bank-owned real estate. We made good progress on both fronts during the fourth quarter as we continued to aggressively contribute to loan-loss reserves to help provide the flexibility necessary to produce tangible results, and we expect continuing momentum as we move into early 2012,” Lufkin said.

Highlights for 2011 included:
•	Net income increased by $577,000 or 17.2% compared with 2010.
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Net interest income increased by $513,000 or 2.2% compared with 2010. The Company’s net interest margin was 3.85% for the year, an increase of 27 basis points compared with 2010. While low market interest rates resulted in an increase in mortgage prepayments with a resulting downward drift in loan yields and slight shrinkage in average loans outstanding throughout the year, these negative effects were more than offset by the positive effect of lower deposit costs, the outcome of an improving deposit mix and the maturity of older high-rate CDs.

•	The Bank’s regulatory capital ratios have improved, with Tier 1 Core and Total Risk-Based ratios of 10.21% and 18.56% at year end, compared with 9.56% and 17.47% at December 31, 2010.
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During 2011, loans outstanding decreased by $7.3 million or 1.4% to $502.7 million. While mortgage loan demand was strong during the year, as it was during 2010, commercial and consumer loan demand again was weak.

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Deposits increased by $1.2 million or 0.2% to $551.3 million, and while the overall change was relatively small, there was a $23.1 million or 11.3% decrease in certificates of deposit balances, and a $24.3 million or 7.0% increase in core checking, savings and money market balances. The migration of maturing high-rate CDs into lower cost core accounts was in large part responsible for the 31 basis point decrease in the average cost of deposits for 2011 compared to 2010.

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Non-performing assets were 3.56% of total assets at year end, down from 3.83% at year end 2010. Non-performing loans, virtually all of which were real estate secured, decreased during the year by $6.4 million to $12.5 million or 1.84% of total assets at year end. The Company also holds $11.7 million or 1.72% of total assets in foreclosed property at year end.

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The allowance for loan losses was $8.1 million, a slight decrease of $0.2 million during the year, and stood at 1.61% of gross loans and 64.6% of non-performing loans at year end. The loan loss provision was $3.7 million for 2011, and net charge-offs were $3.9 million.

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Non-interest income increased by $93,000 to $3.6 million during 2011 when compared with 2010, the result of a $740,000 increase in gains from sales of securities, less a decrease of $260,000 in retail banking fees and a decrease of $347,000 in gains on loans sold. Total non-interest expense increased by $572,000 to $18.8 million, largely the net effect of increases in compensation expense of $320,000, professional fees of $268,000, and foreclosed real estate expense of $431,000, less a reduction in FDIC insurance expense of $240,000.

TF Financial Corporation is a holding company whose principal subsidiary is 3rd Federal Bank, which operates 14 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey. In addition, the Bank’s website can be found at www.thirdfedbank.com. Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by TF Financial Corporation with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.